FOR IMMEDIATE RELEASE

                                                       CONTACT: Damon Testaverde
                                                                The Damon Group
                                                                718-317-7746
                                                       DATE:    June 5, 2000


             DELICIOUS BRANDS COMPLETES SALE OF ASSETS TO PARMALAT

         Des Plaines,  Illinois,  June 5, 2000.  Delicious Brands,  Inc. (OTCBB:
DBSI) announced today that it has completed the sale of substantially all of its assets to BF USB, Inc., a subsidiary of Parmalat Canada Ltd. This transaction was completed only after receiving the approval of a majority of the shareholders of Delicious, as well as early termination of the Hart Scott Rodino waiting period. Delicious received an opinion, as filed with the SEC in its recent 14C Definitive Information Statement, from its financial advisor, Valuemetrics, Inc., that the consideration received by the Company is fair from a financial perspective.

         The Company also announced that the majority of shareholders of Delicious Brands, Inc. approved the name change of the Company to "Next Generation Technology Holdings, Inc." at present. The Company indicated that its Board of Directors is considering and evaluating a new line of business to enter into, but that the Board has not yet approved any new line of business at the present time. Information will follow regarding a new ticker symbol of the Company as a result of the name change.

         Delicious Brands, Inc. previously marketed branded cookie and cracker products. Its list of established proprietary brand names included Salemo(R), Delicious (R), Mama's(R), and Frookies(R). The Company's stock trades on the OTC Bulletin Board.

         Parmalat's bakery division brands include Colonial, Mrs. Allison's and General Henry. BF USB Inc. is an indirectly held subsidiary of Parmalat Canada Ltd. The Group holding company, Parmalat Finanziaria S.p.A., is listed on the Milan Stock Exchange (PRFI.MI), and is one of the world's leading food group companies with headquarters in Parma, Italy. Parmalat generates over $6 Billion in total sales and has operations in 27 countries employing over 40,000 people.


                                     # # #

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty including, without limitations, the ability of the Company to consummate the transaction, the ability to fund continuing losses and market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the objectives and plans of the Company will be achieved.